Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Electric and Gas Company and subsidiaries appearing in the Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

November 18, 2014